MUELLER WATER PRODUCTS REPORTS 2025 THIRD QUARTER RESULTS

Increased Net Sales 6.6% to $380.3 Million
Reported Net Income per Diluted Share of $0.33
Delivered Adjusted Net Income per Diluted Share of $0.34
Raises Annual Guidance for Fiscal 2025 Net Sales and Adjusted EBITDA

ATLANTA, August 4, 2025 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2025 third quarter ended June 30, 2025.
In the third quarter of 2025, the Company:
•Increased net sales 6.6% to $380.3 million as compared with $356.7 million in the prior year quarter
•Reported operating income of $73.7 million as compared with $67.0 million in the prior year quarter and increased adjusted operating income 6.9% to $74.7 million as compared with $69.9 million in the prior year quarter
•Reported operating margin of 19.4% as compared with 18.8% in the prior year quarter and maintained adjusted operating margin of 19.6% as compared with the prior year quarter
•Reported net income of $52.5 million as compared with $47.3 million in the prior year quarter, with net income margin of 13.8% as compared with 13.3% in the prior year quarter, and increased adjusted net income 7.5% to $53.2 million as compared with $49.5 million in the prior year quarter
•Reported net income per diluted share of $0.33 as compared with $0.30 in the prior year quarter and increased adjusted net income per diluted share 6.3% to $0.34 as compared with $0.32 in the prior year quarter
•Increased adjusted EBITDA 1.4% to $86.4 million as compared with $85.2 million in the prior year quarter and achieved adjusted EBITDA margin of 22.7% as compared with 23.9% in the prior year quarter
•Reported net cash provided by operating activities for the nine-month period of $135.8 million as compared with $149.5 million in the prior year period
•Delivered free cash flow for the nine-month period of $103.0 million as compared with $121.5 million in the prior year period
•Repurchased $10.0 million of common stock during the third quarter

“We achieved an impressive third quarter, setting new records for consolidated net sales, gross margin and adjusted EBITDA, even amidst heightened macroeconomic and geopolitical uncertainty. Our gross margin exceeded 38% this quarter, reflecting a significant sequential improvement of 320 basis points. Our teams executed well, capitalizing on higher-than-expected order levels and driving manufacturing efficiencies, despite the challenges posed by the recently enacted tariffs. We are pleased with the expected positive impact of closing our legacy brass foundry, which has contributed to our overall success,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“We recently published our annual ESG Report sharing our ongoing progress to becoming a more sustainable, innovative and impactful organization. Throughout our history, we have been working to support and enhance our sustainability efforts, while creating innovative solutions that help solve real-world problems for our customers, communities and industries. I am thankful for our dedicated employees, who serve our stakeholders with tireless energy and passion.”
“We are on track for record annual results for the second consecutive year and are pleased to be raising our annual guidance for 2025 net sales and adjusted EBITDA. Our teams are skillfully navigating the challenging external operating environment while maintaining an unwavering commitment to exceptional customer service. Their successful execution of commercial, supply chain and operational initiatives is effectively mitigating the impact of the enacted tariffs and enhancing our manufacturing efficiencies. Despite the dynamic external landscape, I have complete confidence in our teams and their ability to deliver results, reflecting the significant progress we’ve made in executing the key strategies of our transformation. We are excited about building upon our momentum beyond this year as we leverage our leading market positions and strategic investments to drive future sales and margin growth,” Ms. Zakas concluded.
Consolidated Results
Net sales for the 2025 third quarter increased $23.6 million, or 6.6%, to $380.3 million as compared with $356.7 million in the prior year quarter, primarily due to increased volumes across most product lines and higher pricing.
Gross profit for the third quarter increased $14.3 million, or 10.9%, to $145.7 million as compared with $131.4 million in the prior year quarter. Gross margin of 38.3% increased 150 basis points as compared with 36.8% in the prior year, primarily due to manufacturing efficiencies and increased volumes, which were partially offset by higher tariffs.
Selling, general and administrative expenses for the third quarter increased $9.5 million, or 15.4%, to $71.0 million as compared with $61.5 million in the prior year quarter. This increase was primarily due to an unfavorable foreign currency impact of $9.1 million and inflationary pressures, partially offset by lower amortization expense. The unfavorable foreign currency impact in the third quarter was $7.7 million, primarily resulting from the depreciation of the U.S. dollar versus the Israeli shekel during the quarter.
Operating income for the third quarter increased $6.7 million, or 10.0%, to $73.7 million as compared with $67.0 million in the prior year quarter. Benefits from manufacturing efficiencies, increased volumes and lower amortization expense were partially offset by unfavorable foreign currency and higher tariffs. Operating margin for the third quarter was 19.4% as compared with 18.8% in the prior year quarter.

During the quarter, the Company incurred $1.0 million of strategic reorganization and other charges, primarily related to the leadership transition, which have been excluded from adjusted results.
Adjusted operating income increased $4.8 million, or 6.9%, to $74.7 million as compared with $69.9 million in the prior year quarter, and included the $7.7 million unfavorable currency during the quarter. Adjusted operating margin of 19.6% for the third quarter was flat compared with the prior year quarter.
Net income increased $5.2 million, or 11.0%, to $52.5 million as compared with $47.3 million in the prior year quarter. Net income margin improved to 13.8% as compared with 13.3% in the prior year quarter. Adjusted net income increased $3.7 million, or 7.5%, to $53.2 million as compared with $49.5 million in the prior year quarter.
Adjusted EBITDA of $86.4 million increased $1.2 million, or 1.4%, as compared with $85.2 million in the prior year quarter, and included the $7.7 million unfavorable currency during the quarter. Adjusted EBITDA margin was 22.7% as compared with 23.9% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2025 third quarter increased $8.5 million, or 4.1%, to $216.6 million as compared with $208.1 million in the prior year quarter, primarily due to increased volumes of iron gate and specialty valves and higher pricing across most product lines, partially offset by lower volumes of service brass products.
Operating income and adjusted operating income were both $60.5 million for the third quarter. Adjusted operating income increased $2.7 million, or 4.7%, compared with the prior year quarter. Benefits from increased volumes, manufacturing efficiencies, and lower amortization expense, more than offset higher tariffs. Operating and adjusted operating margin were both 27.9% as compared with 27.8% for both the prior year quarter operating and adjusted operating margins.
Adjusted EBITDA of $67.1 million increased $0.2 million, or 0.3%, as compared with $66.9 million in the prior year quarter. Adjusted EBITDA margin was 31.0% as compared with 32.1% in the prior year quarter.
Water Management Solutions
Net sales for the 2025 third quarter increased $15.1 million, or 10.2%, to $163.7 million as compared with $148.6 million in the prior year quarter, primarily due to increased volumes of repair products and hydrants and higher pricing across most product lines, partially offset by lower volumes of natural gas distribution products.
Operating income and adjusted operating income were $30.1 million and $30.3 million, respectively, for the third quarter. Adjusted operating income increased $3.4 million, or 12.6%, compared with the prior year quarter. Benefits from manufacturing efficiencies, increased volumes, and lower amortization expense, more than offset unfavorable foreign currency and higher tariffs. Operating margin and adjusted operating margin were 18.4% and 18.5%, respectively, as compared with the prior year quarter operating margin of 17.2% and adjusted operating margin of 18.1%.

Adjusted EBITDA of $35.3 million increased $1.3 million, or 3.8%, as compared with $34.0 million in the prior year quarter. Adjusted EBITDA margin was 21.6% as compared with 22.9% in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2025 third quarter decreased to $1.7 million as compared with $2.8 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2025 third quarter, income tax expense was $19.5 million, or 27.1% of income before tax, as compared with $15.9 million in the prior year quarter, or 25.2% of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine-month period ended June 30, 2025 was $135.8 million, a decrease of $13.7 million as compared with $149.5 million in the prior year period. The decrease was primarily driven by changes in working capital, including decreases in other current liabilities, partially offset by higher net income compared with the prior year period.
Through the first nine months of fiscal 2025, the Company invested $32.8 million in capital expenditures as compared with $28.0 million in the prior year period, primarily driven by increased expenditures in our iron foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) through the first nine months of fiscal 2025 was $103.0 million, a decrease of $18.5 million as compared with $121.5 million in the prior year period, due to the decrease in net cash provided by operating activities and higher capital expenditures.
As of June 30, 2025, the Company had $450.8 million of total debt outstanding and $372.0 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.5 times and a net debt leverage ratio of 0.3 times. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0% Senior Notes have no financial maintenance covenants.
Fiscal 2025 Outlook
The Company is increasing its guidance for fiscal 2025 consolidated net sales to between $1,405 million and $1,415 million, or an increase of 6.9% to 7.6% compared with the prior year. The Company is increasing its expectations for fiscal 2025 adjusted EBITDA to between $318 million and $322 million, or an increase of 11.7% to 13.1% compared with the prior year. The Company is maintaining its expectations for free cash flow as a percentage of adjusted net income to be more than 80% in fiscal 2025. This guidance reflects anticipated impacts from the recently enacted tariffs, as of August 4, 2025.
The Company’s expectations for certain additional financial metrics for fiscal 2025 are as follows:
•Total SG&A expenses between $245 million and $247 million (1)
•Net interest expense between $7.5 million and $8.0 million

•Effective income tax rate between 25% and 26%
•Depreciation and amortization between $45 million and $46 million (1)
•Capital expenditures between $50 million and $52 million
•Pension benefit other than service of approximately $0.2 million
(1) Total SG&A expenses assume no impact from foreign currency fluctuations in Q4FY25. In 2025, annual amortization expense will decrease by approximately $18 million due to customer relationship intangibles from 2005 becoming fully amortized.
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, August 5, 2025, at 10:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-470-4775. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2025	2024
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$372.0	$309.9
Receivables, net of allowance for credit losses of $5.3 million and $8.3 million	205.4	208.9
Inventories, net	316.6	301.7
Other current assets	43.8	37.9
Total current assets	937.8	858.4
Property, plant and equipment, net	327.8	318.8
Intangible assets, net	308.1	309.7
Goodwill, net	87.6	80.7
Other noncurrent assets	69.1	68.3
Total assets	$1,730.4	$1,635.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.0	$0.8
Accounts payable	118.6	109.9
Other current liabilities	123.2	147.3
Total current liabilities	242.8	258.0
Long-term debt	449.8	448.7
Deferred income taxes	49.9	55.4
Other noncurrent liabilities	58.9	63.7
Total liabilities	801.4	825.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at June 30, 2025, and September 30, 2024
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,272,099 and 156,227,170 shares outstanding at June 30, 2025, and September 30, 2024, respectively
Additional paid-in capital	1,166.1	1,205.2
Accumulated deficit	(226.8)	(365.9)
Accumulated other comprehensive loss	(11.9)	(30.8)
Total stockholders' equity	929.0	810.1
Total liabilities and stockholders' equity	$1,730.4	$1,635.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$380.3	$356.7	$1,048.9	$966.5
Cost of sales (1)	234.6	225.3	672.2	618.4
Gross profit	145.7	131.4	376.7	348.1
Operating expenses:
Selling, general and administrative	71.0	61.5	180.6	182.1
Strategic reorganization and other charges (2)	1.0	2.9	5.1	12.7
Total operating expenses	72.0	64.4	185.7	194.8
Operating income	73.7	67.0	191.0	153.3
Pension expense (benefit) other than service	—	1.0	(0.1)	3.0
Interest expense, net	1.7	2.8	5.6	9.7
Other expense	—	—	—	1.6
Income before income taxes	72.0	63.2	185.5	139.0
Income tax expense	19.5	15.9	46.4	33.1
Net income	$52.5	$47.3	$139.1	$105.9

Net income per basic share	$0.34	$0.30	$0.89	$0.68
Net income per diluted share	$0.33	$0.30	$0.88	$0.68

Weighted average shares outstanding:
Basic	156.5	155.7	156.5	155.9
Diluted	157.4	156.7	157.5	156.6

Dividends declared per share	$0.067	$0.064	$0.201	$0.192

(1) For the nine-month period ended June 30, 2025, Cost of sales included $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) For the three-month period ended June 30, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition. For the nine-month period ended June 30, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment and certain transaction-related expenses. For the three-month period ended June 30, 2024, Strategic reorganization and other charges primarily relate to expenses associated with non-cash asset impairment, our leadership transition, severance and certain transaction-related expenses. For the nine-month period ended June 30, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, cybersecurity incidents expense, non-cash asset impairment and severance.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2025	2024
	(in millions)
Operating activities:
Net income	$139.1	$105.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28.7	28.8
Amortization	5.4	20.4
Non-cash asset impairment	1.0	1.4
(Gain) loss on sale of assets	(0.1)	0.4
Stock-based compensation	7.3	7.0
Pension cost	0.4	3.5
Deferred income taxes	(6.8)	(18.6)
Inventory reserve provision	3.1	8.4
Other, net	0.9	0.3
Changes in assets and liabilities:
Receivables, net	4.2	3.8
Inventories	(16.5)	(4.6)
Other assets	(3.5)	(6.9)
Accounts payable	3.9	(17.2)
Other current liabilities	(25.6)	10.7
Other noncurrent liabilities	(5.7)	6.2
Net cash provided by operating activities	135.8	149.5
Investing activities:
Capital expenditures	(32.8)	(28.0)
Proceeds from sale of assets	0.1	0.1
Net cash used in investing activities	(32.7)	(27.9)
Financing activities:
Dividends paid	(31.4)	(29.9)
Common stock repurchased under buyback program	(15.0)	(10.0)
Employee taxes related to stock-based compensation	(4.3)	(1.7)
Common stock issued	4.3	2.5
Debt issuance costs	—	(0.9)
Principal payments for finance lease obligations	(0.8)	(0.7)
Net cash used in financing activities	(47.2)	(40.7)
Effect of currency exchange rate changes on cash	6.2	2.1
Net change in cash and cash equivalents	62.1	83.0
Cash and cash equivalents at beginning of period	309.9	160.3
Cash and cash equivalents at end of period	$372.0	$243.3

	Nine months ended
	June 30,
	2025	2024
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$9.1	$13.1
Cash paid for income taxes, net	$49.8	$47.3

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$5.1	$—
Property, plant and equipment acquired through finance leases	$1.7	$1.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$216.6	$163.7	$—	$380.3

Gross profit	$83.8	$61.9	$—	$145.7
Selling, general and administrative expenses	23.3	31.6	16.1	71.0
Strategic reorganization and other charges (1)	—	0.2	0.8	1.0
Operating income (loss)	$60.5	$30.1	$(16.9)	$73.7

Operating margin	27.9%	18.4%		19.4%

Capital expenditures	$5.3	$6.4	$—	$11.7

Net income				$52.5
Net income margin				13.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.5
Strategic reorganization and other charges (1)				1.0
Income tax expense of adjusting items (2)				(0.3)
Adjusted net income				$53.2

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.33
Strategic reorganization and other charges per diluted share (1)				0.01
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.34

Net income				$52.5
Income tax expense (3)				19.5
Interest expense, net (3)				1.7
Operating income (loss)	$60.5	$30.1	$(16.9)	73.7
Strategic reorganization and other charges (1)	—	0.2	0.8	1.0
Adjusted operating income (loss)	60.5	30.3	(16.1)	74.7
Depreciation and amortization	6.6	5.0	0.1	11.7
Adjusted EBITDA	$67.1	$35.3	$(16.0)	$86.4

Adjusted operating margin	27.9%	18.5%		19.6%
Adjusted EBITDA margin	31.0%	21.6%		22.7%

Adjusted EBITDA	$67.1	$35.3	$(16.0)	$86.4
Three prior quarters' adjusted EBITDA	158.6	105.7	(43.8)	220.5
Trailing twelve months' adjusted EBITDA	$225.7	$141.0	$(59.8)	$306.9

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				449.8
Total debt				450.8
Less cash and cash equivalents				372.0
Net debt				$78.8

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				1.5x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				0.3x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$67.4
Less capital expenditures	11.7
Free cash flow	$55.7

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 27.1% and may be subject to rounding.
(3) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$208.1	$148.6	$—	$356.7

Gross profit	$81.9	$49.5	$—	$131.4
Selling, general and administrative expenses	24.1	22.6	14.8	61.5
Strategic reorganization and other charges (1)	—	1.4	1.5	2.9
Operating income (loss)	$57.8	$25.5	$(16.3)	$67.0

Operating margin	27.8%	17.2%		18.8%

Capital expenditures	$6.2	$6.0	$—	$12.2

Net income				$47.3
Net income margin				13.3%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$47.3
Strategic reorganization and other charges (1)				2.9
Income tax expense of adjusting items (2)				(0.7)
Adjusted net income				$49.5

Weighted average diluted shares outstanding				156.7

Net income per diluted share				$0.30
Strategic reorganization and other charges per diluted share (1)				0.02
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.32

Net income				$47.3
Income tax expense (3)				15.9
Interest expense, net (3)				2.8
Pension expense other than service (3)				1.0
Operating income (loss)	$57.8	$25.5	$(16.3)	67.0
Strategic reorganization and other charges (1)	—	1.4	1.5	2.9
Adjusted operating income (loss)	57.8	26.9	(14.8)	69.9
Pension expense other than service (3)	—	—	(1.0)	(1.0)
Depreciation and amortization	9.1	7.1	0.1	16.3
Adjusted EBITDA	$66.9	$34.0	$(15.7)	$85.2

Adjusted operating margin	27.8%	18.1%		19.6%
Adjusted EBITDA margin	32.1%	22.9%		23.9%

Adjusted EBITDA	$66.9	$34.0	$(15.7)	$85.2
Three prior quarters' adjusted EBITDA	135.7	86.9	(40.2)	182.4
Trailing twelve months' adjusted EBITDA	$202.6	$120.9	$(55.9)	$267.6

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.7
Long-term debt				448.2
Total debt				448.9
Less cash and cash equivalents				243.3
Net debt				$205.6

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				1.7x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				0.8x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$87.3
Less capital expenditures	12.2
Free cash flow	$75.1

(1) Strategic reorganization and other charges primarily relate to non-cash asset impairment, expenses associated with our leadership transition, severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 25.2% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$607.4	$441.5	$—	$1,048.9

Gross profit (1)	$215.9	$160.8	$—	$376.7
Selling, general and administrative expenses	65.0	71.5	44.1	180.6
Strategic reorganization and other charges (2)	1.0	0.6	3.5	5.1
Operating income (loss)	$149.9	$88.7	$(47.6)	$191.0

Operating margin	24.7%	20.1%		18.2%

Capital expenditures	$15.8	$17.0	$—	$32.8

Net income				$139.1
Net income margin				13.3%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$139.1
Strategic reorganization and other charges (2)				5.1
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(2.3)
Adjusted net income				$146.0

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.88
Strategic reorganization and other charges per diluted share (2)				0.03
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.01)
Adjusted net income per diluted share				$0.93

Net income				$139.1
Income tax expense (4)				46.4
Interest expense, net (4)				5.6
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$149.9	$88.7	$(47.6)	191.0
Strategic reorganization and other charges (2)	1.0	0.6	3.5	5.1
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	155.0	89.3	(44.1)	200.2
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	19.0	15.0	0.1	34.1
Adjusted EBITDA	$174.0	$104.3	$(43.9)	$234.4

Adjusted operating margin	25.5%	20.2%		19.1%
Adjusted EBITDA margin	28.6%	23.6%		22.3%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$135.8
Less capital expenditures				32.8
Free cash flow				$103.0

(1) Gross profit includes $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 25.0% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$555.2	$411.3	$—	$966.5

Gross profit	$205.7	$142.4	$—	$348.1
Selling, general and administrative expenses	67.9	71.4	42.8	182.1
Strategic reorganization and other charges (1)	0.2	1.4	11.1	12.7
Operating income (loss)	$137.6	$69.6	$(53.9)	$153.3

Operating margin	24.8%	16.9%		15.9%

Capital expenditures	$16.1	$11.9	$—	$28.0

Net income				$105.9
Net income margin				11.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$105.9
Strategic reorganization and other charges (1)				12.7
Income tax expense of adjusting items (2)				(3.0)
Adjusted net income				$115.6

Weighted average diluted shares outstanding				156.6

Net income per diluted share				$0.68
Strategic reorganization and other charges per diluted share (1)				0.08
Income tax expense of adjusting items per diluted share (2)				(0.02)
Adjusted net income per diluted share				$0.74

Net income				$105.9
Income tax expense (3)				33.1
Other expense				1.6
Interest expense, net (3)				9.7
Pension expense other than service (3)				3.0
Operating income (loss)	$137.6	$69.6	$(53.9)	153.3
Strategic reorganization and other charges (1)	0.2	1.4	11.1	12.7
Adjusted operating income (loss)	137.8	71.0	(42.8)	166.0
Pension expense other than service (3)	—	—	(3.0)	(3.0)
Depreciation and amortization	28.2	20.8	0.2	49.2
Adjusted EBITDA	$166.0	$91.8	$(45.6)	$212.2

Adjusted operating margin	24.8%	17.3%		17.2%
Adjusted EBITDA margin	29.9%	22.3%		22.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$149.5
Less capital expenditures				28.0
Free cash flow				$121.5

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, cybersecurity incidents expense, non-cash asset impairment and severance.

(2) The income tax expense of adjusting items reflects an effective tax rate of 23.8% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.